Exhibit 99.1

KYTHERA® Biopharmaceuticals Submits Marketing Authorization Application in the European Union for ATX-101 as First-in-Class Treatment

for the Reduction of Submental Fat

Submission supported by four pivotal Phase III trials conducted in Europe and North America with more than 1,500 patients

Westlake Village, Calif., U.S., August 18, 2015 -- KYTHERA Biopharmaceuticals, Inc. (NASDAQ: KYTH) announced today it has submitted a Marketing Authorization Application (MAA) in the European Union (EU), seeking approval for ATX-101 (deoxycholic acid) injection as a treatment for the reduction of submental fat when the presence of submental fat has a psychological impact for the patient. The MAA was submitted via the Decentralized Procedure with Sweden as the Reference Member State and is supported by results from four pivotal Phase III trials conducted in Europe and North America. More than 1,500 patients participated in these trials with 757 patients treated with ATX-101.

Submental fullness, also referred to as double chin, is a common yet under-treated condition that can detract from an otherwise balanced and harmonious facial appearancei – leading to an older and heavier look.ii

“The submission in the European Union reflects our commitment to make ATX-101 broadly available and marks a key milestone for the global development program,” said Keith Leonard, President and Chief Executive Officer of KYTHERA. “Submental fullness, which can occur regardless of a person’s weight, is a condition that can impact both appearance and emotional well-being. We look forward to the review of our application and to the potential approval of ATX-101 in Europe as a non-surgical treatment for women and men seeking an improved chin profile.”

ATX-101 is supported by a global clinical development program that includes over 20 clinical studies with more than 2,600 patients worldwide, of which over 1,600 have been treated with ATX-101.iii In the pivotal Phase III trials conducted in Europe, more ATX-101-treated patients (63.8 percent) showed at least a 1-grade improvement on the clinician’s submental fullness rating scale than did placebo-treated patients (28.6 percent). Additionally, more ATX-101-treated patients reported satisfaction with outcome (65.4 percent) and a greater reduction in the psychological impact of submental fullness (44.7 percent) than did placebo-treated patients (29 percent and 14.1 percent, respectively).iii In the pivotal Phase III trials conducted in North America, 68.2 percent of patients responded to ATX-101 based on a composite of validated physician and patient measurements compared to 20.5 percent in the placebo group.iv Patients also reported improvement in the psychological impact of submental fat when asked how happy, bothered, self-conscious, embarrassed, old and overweight they felt following treatment in relation to the amount of their submental fat.

ATX-101 is administered by injections into the fat under the chin, customized to the overall treatment goals of the patient and the physician. Patients are assessed before each treatment session; this includes ensuring there is sufficient submental fat. Many patients experienced results in two to four treatments.v Up to six treatments may be administered. Once the desired response is achieved, retreatment is not expected.

In the clinical trials, the most frequently reported side effects of ATX-101 included injection site pain, oedema, swelling, anaesthesia, nodule, bruising, paraesthesia, induration, erythema, haemorrhage, discomfort, warmth, discolouration, nerve injury and pruritus.

About Submental Fullness

Submental fullness, also referred to as double chin, is a common yet under-treated condition that can detract from an otherwise balanced and harmonious facial appearance.vi Submental fullness can affect adults – both women and men – of all ages, weight and gender. Influenced by multiple factors including aging and genetics, submental fullness is often resistant to diet and exercise.

About ATX-101

ATX-101 was approved by the U.S. Food and Drug Administration in April 2015 (under the name KYBELLA™), and received authorization from Health Canada in July 2015 (under the name BELKYRA™). In addition to the regulatory filing for ATX-101 in the European Union, KYTHERA has submitted regulatory filings in Switzerland and Australia. Find more information at www.kythera.com.

ATX-101 (deoxycholic acid) injection – where approved – is used in adults to improve the appearance and profile of moderate to severe amounts of fat under the chin, ATX-101 is a non-human and non-animal formulation of deoxycholic acid, a naturally-occurring molecule in the body that aids in the breakdown and absorption of dietary fat.vii When injected into subcutaneous fat, ATX-101 causes the destruction of fat cells. Once destroyed, those cells cannot store or accumulate fat.viii

The safe and effective use of ATX-101 for the treatment of subcutaneous fat outside the submental region or for patients with mild or extreme submental fat has not been established and is not recommended.

About KYTHERA®

KYTHERA Biopharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market. KYTHERA’s longer-term strategy is to leverage its biotechnology and aesthetics experience to expand its product portfolio and pipeline.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding KYTHERA, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including potential approval of ATX-101 in Europe as a non-surgical treatment, the potential of ATX-101 as a treatment for the reduction of submental fat when the presence of submental fat has a psychological impact for the patient; and the ability of ATX-101 to be a less-invasive, non-surgical option for the treatment of submental fullness, and to shape the chin profile, expectations regarding the lack of a need for retreatement once the desired response with ATX-101 is achieved, and expectations regarding our longer-term strategy. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, our substantial dependence on ATX-101, and other matters that could affect the availability or commercial potential of our drug candidate. KYTHERA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of KYTHERA in general, see KYTHERA’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

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Media Contacts:
Ashley Cadle	Jonathan Falcone
Tel: +1 (310) 463-0143	Tel: +44 (0) 20 8618 2752
a.cadle@togorun.com	j.falcone@togorun.com

Investor Contact:
Heather Rowe
Director, Investor Relations
Tel: +1 (818) 587- 4559
hrowe@kytherabiopharma.com

i Swift A, Remington K. BeautiPHication: a global approach to facial beauty. Clin Plast Surg. 2011; 38:347-77.

ii Dayan S. Neck rejuvenation. In: Hirsch, Aesthetic Rejuvenation: A Regional Approach. 1st ed. New York, NY: McGraw Hill Professional Publishing; 2008: 123-147.

iii ATX-101 Data on file.

iv Dayan SH, Jones DH, Carruthers J, et al. A Pooled Analysis of the Safety and Efficacy Results of the Multicenter, Double-Blind, Randomized, Placebo-Controlled Phase 3 REFINE-1 and REFINE-2 Trials of ATX-101, a Submental Contouring Injectable Drug for the Reduction of Submental Fat. Plastic and Reconstructive Surgery. 2014;134(4S-1):123.

v KYBELLA Prescribing Information April 2015.

vi Swift A, Remington K. BeautiPHication: a global approach to facial beauty. Clin Plast Surg. 2011; 38:347-77.

vii Stryer L, ed. Biochemistry. 4th Edition. New York, NY: WH Freeman and Co.; 1995: 691-707.

viii FDA Approved Package Insert April 2015.